Exhibit 5.1


                       McGrath, North, Mullin & Kratz, PC
                       Suite 1400, One Central Park Plaza
                           222 South Fifteenth Street
                                 Omaha, NE 68102
                                 (402) 341-3070

                                 April 25, 1997

InaCom Corp.
10810 Farnam Drive
Omaha, NE  68154

Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended, of 861,937 shares of common stock, $.10 par value, of InaCom Corp., a Delaware corporation ("InaCom"), we have examined such corporate records and other documents, including the registration statement on Form S-3, to be filed with the Securities and Exchange Commission, relating to such matters of law as we have deemed necessary for this opinion. Based on such examination, we advise you that in our opinion:

     1. InaCom is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of InaCom has been taken to authorize the registration of 861,937 shares of common stock by InaCom, and when sold as contemplated in the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Yours very truly,

                                        McGrath, North, Mullin & Kratz, P.C.

                                        /s/ David L. Hefflinger

                                        By DAVID L. HEFFLINGER

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